Exhibit 10.21

         DESCRIPTION OF ADATOM.COM, INC. 1999 OFFICER BONUS STOCK GRANTS
         ---------------------------------------------------------------

         On April 28, 2000, the Company's Board of Directors approved the recommendation of its Compensation Committee's that bonuses for 1999 performance be granted to the following executive officers of the Company in the following amounts, all of which are payable solely in the Company's common stock:

                                               Dollar Amount     Bonus Amount
                   Executive Officer             of Bonus         in Shares
                   -----------------             --------         ---------
          Richard S. Barton                      $22,200            5,968
          Chairman of the Board of
          Directors, President, Chief
          Executive Officer and Chief
          Financial Officer
          Sridhar Jagannathan                    $16,650            4,476
          Executive Vice President,
          Chief Technology Officer
          Michael M. Wheeler                     $11,100            2,984
          Controller and Secretary

The number of shares to be issued was determined by dividing the dollar amount of each bonus by the closing stock price on April 28, 2000, which was $3.7188 or $3.72. The bonus shares are not subject to any vesting schedule or restrictions on transfer, other than restrictions imposed by federal and state securities laws.

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Exhibit 10.22

                             COOPERATIVE MEMORANDUM

Party A: YangLing Demonstration Zone of Agricultural Hi-Tech Industrial
         Administrative Committee

Party B: Adatom, Inc. USA

On March 7th , 2000, hosted by Mr. YuanHao Li, Chairman of Shen Zheng TianTong Enterprises and Mr. Luo Fei., Genera Manager of SZ Alliance PKU Financial Consulting Ltd., Dr. Victor W. Nee , Director of Adatom, Inc USA revisited YangLing Agriculture Hi-Tech Industrial Demonstration Zone. Dr. Nee complimented the tremendous growth of the Demonstration Zone in the last several months.

Prof. Jun Chen, Deputy Director of the Administrative Committee, and Mr. Jun Yang, president of demonstration zone economic development bureau met with Dr. Nee and invited him and his guests to join the Mainland China-TaiWan Agriculture Hi-Tech Cooperation International Forum in May and Yangling Agriculture Hi-Tech Exhibition in November. They had in-depth discussion on how to utilize the resources to develop YangLing Demonstration Zone and the intention of cooperation has been reached as the following:

1, To set up Sino-American Joint Yangling Agriculture Hi-Tech Venture Capital Fund.

The initial investment is USD50M. YangLing Industrial Zone will join with land, offices or part of capital. Adatom is responsible for the capital financing and will be the majority shareholder. The investment will be focused on the projects in the area of seeds, water-saving engine, agriculture biochemistry engineering, botany engineering and environmental protection. For the purpose of expediting processing approval and implementing of the projects it is recommended to set up the investment company first before running the venture capital fund. In order to assist the company going public on overseas market, YangLing Industrial Zone will provide preferential policies and priorities.

Both parties agree on appointing SZ Allliance PKU Financial Consulting Ltd. To lay out detailed business plan.

2, To establish Sino-American Agriculture Hi-Tech Innovation Center

The center will be the initiation project of the Agriculture Hi-Tech Venture Capital Fund. The fund will provide the initiation capital to facilitate the center.

YangLing Industrial Zone will be responsible for getting government approval. Adatom is responsible for hiring foreign experts, entrepreneurs, organizing international experts committee

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of the center, and assisting in training the demonstration zone technology specialists and entrepreneurs.

3, To develop China Hi-Tech Agriculture Net (Temporary name). Information infrastructure is the key in the development of the demonstration zone. As the on-line market trading company (Public traded on NASDAQ) , Adatom has top-level expertise and enormous experience in B-B and B-C electronic commerce. To elevate the development of Yangling demonstration zone information infrastructure, an USA networking company will be set up as well. Adatom provides financing capital, technology platform, overseas market and expertise. YangLing Industrial Zone agreed to have Adatom as its overseas exclusive e-commerce partner. Equity position will be determined on mutual agreement. Adatom as the exclusive international partner in this effort with YangLing will source, provide, market and sell industrial and consumer products, including farm machinery and equipment, seeds, fertilizer and crops. Information and consulting services will also be provided electronically for both business to business and business to consumers markets between the United States and China. This network company will found Sino-Ameican Information Networking Joint Venture with associated businesses of Administrative Committee. The joint venture focuses on developing, implementing and maintaining China Hi-Tech Agriculture Net and participates in the demonstration zone information system planning.

China Hi-Tech Agriculture Net is a comprehensive community networking with integration of news release, on-line education and economic commerce. The content includes:

o  On-line Yangling
o  China Agriculture Hi-Tech project release and trading
o  Filing center of agriculture hi-tech enterprises
o  On-line consulting
o  On-line Agriculture university
o  Agriculture B-B, B-C e-commerce

Both parties agree on presenting project feasibility reports , signing final agreement and starting the third project above mentioned first.

Party A   YangLing Demonstration Zone of Agriculture Hi-Tech Administrative
 Committee

Signature
Title

Party B     Adatom , Inc

Signature
Title


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